EXHIBIT 4(f)

MERCHANTS BANCORP, INC.
1993 STOCK INCENTIVE PLAN

          1.          Purpose of the Plan

          The MERCHANTS BANCORP, INC. 1993 STOCK INCENTIVE PLAN (hereinafter referred to as the "Plan") is intended to provide a means whereby key policy-making directors and employees of MERCHANTS BANCORP, INC. (hereinafter referred to as the "Company") and its related corporations may sustain a sense of proprietorship and personal involvement in the continued development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may permit certain directors and employees to acquire common stock of the Company (hereinafter referred to as "Shares") or otherwise participate in the financial success of the Company, on the terms and conditions established herein. For purposes of the Plan, a corporation shall be deemed a related corporation to the Company if such corporation would be a parent or subsidiary corporation with respect to the Company as defined in Section 424(e) or (f), respectively, of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code").

          2.          Administration of the Plan

          The Plan shall be administered by the Merchants Bancorp, Inc. 1993 Stock Incentive Plan Administrative Committee (hereinafter referred to as the "Committee") which shall be comprised of at least three (3) non-employee directors who are appointed by the Board of Directors of the Company (hereinafter referred to as the "Board") and who are ineligible (and who have been ineligible for the one-year period prior to appointment thereto) to receive an award under the Plan or any other similar plan of the Company except as may otherwise be allowed under Rule 16b-3 of the Securities and Exchange Act of 1934. The Committee shall have sole authority to select the directors and employees from among those eligible to whom Shares shall be sold under the Plan, to establish the number of such Shares that may be sold to each such director or employee and the time when certificates for such Shares shall be issued, and to prescribe the legend to be affixed to the certificate representing such Shares. The Committee shall also have the sole authority to select the directors and employees from among those eligible to whom Shares or rights to participate in the appreciation of Shares shall be granted. The Committee is authorized, subject to Board approval, to interpret the Plan and may from time to time adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in administering, the Plan shall be subject to Board review.

        3.          Shares Subject to the Plan

          The aggregate number of Shares that may be acquired by directors and employees under the Plan shall be 250,000 Shares. Any Shares that remain unissued at the termination of the

Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available sufficient Shares to meet the requirements of the Plan. The aggregate number of Shares which may be sold under the Plan shall be adjusted to reflect a change in capitalization of the Company, such as a stock dividend or stock split.

          4.          Stock Options

          a.          Type of Options. The Company may issue options that constitute Incentive Stock Options ("Incentive Options") under Section 422 of the Code to employees and options that do not constitute Incentive Options ("Nonqualified Options") to directors and employees under the Plan. The grant of each option shall be confirmed by a stock option agreement that shall be executed by the Company and the optionee as soon as practicable after such grant. The stock option agreement shall expressly state or incorporate by reference the provisions of the Plan and state whether the option is an Incentive Option or Nonqualified Option.

          b.          Terms of Options. Except as provided in Subparagraphs (c) and (d) below, each option granted under the Plan shall be subject to the terms and conditions set forth by the Committee in the stock option agreement including, but not limited to, option price, option term and transferability.

          c.          Additional Terms Applicable to All Options. Each option shall be subject to the following terms and conditions:

(i)	Written Notice. An option may be exercised only by giving written notice to the Company specifying the number of Shares to be purchased.

(ii)	Method of Exercise. The aggregate option price may, subject to the terms and conditions set forth by the Committee in the stock option agreement, be paid in any one or a combination of cash, personal check, personal note, Shares owned or Plan awards which the optionee has an immediate right to exercise.

(iii)	Death of Optionee. If an optionee terminates employment due to death, disability or retirement, prior to exercise in full of any options, the optionee or his successor shall have the right to exercise the options within a period of twelve months after the date of such termination to the extent that the right was exercisable at the date of such termination, or subject to such other terms as may be determined by the Committee.

(iv)	Transferability. No option may be transferred by an optionee.

          d.          Additional Terms Applicable to Incentive Options. Each Incentive Option shall be subject to the following terms and conditions:

(i)	Option Price. The option price per Share shall be 100% of the fair market value of such Share on the date the option is granted. Notwithstanding the preceding sentence, the option price per Share granted to an individual who, at the time such option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or related corporation (hereinafter referred to as a "10% Shareholder") shall not be less than 110% of the fair market value of such Share on the date the option is granted.

(ii)	Term of Option. No option may be exercised more than 10 years after the date of grant and no option granted to a 10% Shareholder may be exercised more than 5 years after the date of grant. Notwithstanding the preceding sentence, no option may be exercised more than 3 months after the optionee terminates employment with the Company or related corporation; except that, if the optionee terminates employment due to his disability (within the meaning of Section 22(e)(3) of the Code), the Committee may extend such 3 month period for up to an additional 9 months.

(iii)	Annual Exercise Limit. The aggregate value of Shares which may be acquired during any calendar year by reason of the exercise of an option shall not exceed $100,000 multiplied by the number of calendar years (including the then current calendar year) that the optionee has been entitled to exercise options. For purposes of the preceding sentence, the fair market value of each Share shall be determined on the date the option with respect to such Share is granted.

          5.          Restricted Stock Awards

          a.          Grants. Restricted Stock Awards ("RSAs") under the Plan shall be in the form of Shares, restricted as to transfer and subject to forfeiture, and shall be evidenced by restricted stock agreements in such form and consistent with this Plan as the Committee shall approve from time to time.

          b.          Restriction Period. RSAs awarded under the Plan shall be subject to such terms, conditions, and restrictions, including without limitation: prohibitions against transfer, substantial risks of forfeiture, attainment of performance objectives and repurchase by the Company or right of first refusal, and for such period or periods as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the RSAs awarded to a grantee.

          c.          Restrictions Upon Transfer. RSAs awarded, and the right to vote underlying Shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such Shares. Subject to the foregoing, and except as otherwise provided in the Plan, the grantee shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote such Shares.

          d.          Certificates. Each certificate issued in respect of RSAs awarded to a grantee shall be deposited with the Company, or its designee, and shall bear the following legend:

"This certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Merchants Bancorp, Inc. 1993 Stock Incentive Plan and an Agreement entered into by the registered owner. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and Agreement, a copy of each of which is on file in the office of the Secretary of said Company."

          e.          Lapse of Restrictions. The Agreement shall specify the terms and conditions upon which any restrictions upon Shares awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, Shares, free of the foregoing restrictive legend, shall be issued to the grantee or his legal representative.

          f.          Termination Prior to Lapse of Restrictions. In the event of a grantee's termination of employment prior to the lapse of restrictions applicable to any RSAs awarded to such grantee, all Shares as to which there still remain restrictions shall be forfeited by such grantee without payment of any consideration to the grantee, and neither the grantee nor any successors, heirs, assigns, or personal representatives of such grantee shall thereafter have any further rights or interest in such Shares or certificates.

          6.          Stock Appreciation Rights

          a.          Grants. Stock Appreciation Rights ("SARs") are rights entitling the grantee to receive cash or Shares having a fair market value equal to the appreciation in market value of a stated number of Shares from the date of grant, or in the case of rights granted in tandem with or by reference to an option granted prior to the grant of such rights, from the date of grant of the related option to the date of exercise, which may be granted to such eligible directors and employees as may be selected by the Committee.

          b.          Terms of Grant. SARs may be granted in tandem with or with reference to a related option, in which event the grantee may elect to exercise either the option or the SAR, but not both, as to the same Share subject to the option and the SAR, or the SAR may be granted independently of a related option. In the event of a grant with a related option, the SAR shall be subject to the terms and conditions of the related option. In the event of an independent grant, the SAR shall be subject to the terms and conditions determined by the Committee. SARs shall not be transferable, except that SARs may be exercised by the executor, administrator or personal representative of the deceased grantee within twelve months of the death of the grantee.

          c.          Payment of Exercise. Upon exercise of an SAR, the grantee shall be paid the excess of the then fair market value of the number of Shares to which the SAR relates over the fair market value of such number of Shares at the date of grant of the SAR or of the related option, as the case may be. Such excess shall be paid in cash or in Shares having a fair market value equal to such excess or in such combination thereof as the Committee shall determine.

          7.          Right of First Refusal

          If any Shares issued under the Plan are not readily tradable on an established market on the date an owner intends to sell such Shares, such owner shall first offer such Shares to the Company for purchase and the Company shall have 30 days to exercise its right to purchase such Shares. The owner shall give written notice to the Company stating that he has a bona fide offer for the purchase of such Shares, stating the number of Shares to be sold, the name and address of the person(s) offering to purchase the Shares and the purchase price and terms of payment of such sale. The owner shall be entitled to receive the same purchase price offered by such person(s) offering to purchase such Shares. Payment may be in a lump sum or, if the lump sum exceeds $100,000, in substantially equal annual or more frequent installments over a period not exceeding 5 years in the discretion of the Committee. If a method of deferred payments is selected, the unpaid balance shall earn interest at a rate that is substantially equal to the rate at which the Company could borrow the amount due and shall be secured by a pledge of the Shares purchased or such other adequate security as agreed to by the Company and the owner. For purposes of this Paragraph, Shares shall be considered not readily tradable on an established market if such Shares are not publicly tradable or because such Shares are subject to a trading limitation under any Federal or state securities law or regulation that would make such Shares less freely tradable than stock not so restricted. For purposes of this Paragraph, an owner shall include any person who acquires Shares from any other person and for any reason; including, but not limited to, by gift, death or sale.

          8.          Amendment or Termination of the Plan

          The Board may in its discretion terminate the Plan at any time with respect to any Shares that are not subject to issued but unexercised options, and may alter or amend the Plan or any part thereof from time to time.

          9.          Term of Plan

          The Plan shall be effective upon the date of its adoption by the Board; provided that, Incentive Options may be granted only if the Plan is approved by the shareholders within 12 months before or after the date of adoption. Unless sooner terminated under the provisions of Paragraph 8, Shares, SARs and RSAs shall not be awarded under the Plan after the expiration of 10 years from the effective date of the Plan.

          10.          Rights as Shareholder

          Upon delivery of any Share to a director or employee, such director or employee shall have all of the rights of a shareholder of the Company with respect to such Share, including the right to vote such Share and to receive all dividends or other distributions paid with respect to such Share.

          11.          Merger or Consolidation

          In the event the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or a change of control occurs, all outstanding options, SARs and RSAs shall become immediately and fully exercisable and unrestricted, and the surviving corporation shall exchange options and SARs issued under this Plan for options and SARs (with the same aggregate option price) to acquire and participate in that number of shares in the surviving corporation that have a fair market value equal to the fair market value (determined on the date of such mercer or consolidation) of Shares that the grantee is entitled to acquire and participate in under this Plan on the date of such merger, consolidation or change of control.

          12.          Employment Relationship

          A director or employee shall be considered to be in the employment of the Company or related corporation as long as he or she remains a director or employee of the Company or related corporation. Nothing herein shall confer on any director or employee the right to continued employment with the Company or related corporation or affect the right of the Company or related corporation to terminate such employment.

          13.          Withholding of Tax

          To the extent the award, issuance or exercise of Shares or SARs results in the receipt of compensation by a director or employee, the Company is authorized to withhold from any other cash compensation then or thereafter payable to such director or employee any tax required to be withheld by reason of the receipt of the compensation. Alternatively, the director or employee may tender a personal check in the amount of tax required to be withheld.